SECOND SIGHT MEDICAL PRODUCTS, INC

EMPLOYEE OPTION AGREEMENT

SECOND SIGHT MEDICAL PRODUCTS, INC., a California corporation (the "Company"), hereby grants to ________________ (the “Optionee”) an option (the “Option”) to purchase _____________________ (________) Shares of the Company at _____________($_____) per Unit (the "Exercise Price"), subject to the following terms and conditions:

1.           GRANT OF OPTION. The Company hereby grants to the Optionee an Option to purchase all or any portion of the number of Shares set forth below (the “Option Shares”) at the times and at the Exercise Price per Share indicated below. The Option shall expire at 5:00 p.m., Pacific Time, on the Expiration Date indicated below and shall be subject to all of the terms and conditions of this Employee Option Agreement (the “Option Agreement”). The Option may be exercised as to twenty percent (20%) of the Option Shares on or after the first anniversary of the Option Date and as to an additional twenty percent (20%) of the Option Shares on or after each of the next four anniversaries of the Option Date.

OPTION DATE:	______________________

TOTAL OPTION SHARES:	_____________________

EXERCISE PRICE PER SHARE:	______/Share

EXPIRATION DATE:	______________________

2.           RELATIONSHIP TO PLAN. This Option is granted pursuant to the Second Sight Medical Products, Inc. Equity Incentive Plan (the "Plan"), and is subject to the provisions of the Plan. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan. The Optionee hereby accepts this Option subject to all the terms and provisions of the Plan. The Optionee further agrees that all decisions under and interpretations of the Plan by the Compensation Committee (the "Committee") established under the Plan shall be final, binding and conclusive upon the Optionee and his/her successors in interest.

3.           TERMINATION OF OPTION.

a.           Termination of Employment.

i.            Retirement. If Optionee shall cease to be an employee of Company by reason of Optionee’s retirement in accordance with the Company’s then current retirement policy or the written consent of the Manager of the Company (“Retirement”) and the Expiration Date has not yet occurred, then:

(1)         the Option shall terminate on the date of such Retirement as to the number of Shares as to which, as of the date of such retirement, it has not become exercisable; and

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(2)         the Option shall terminate as to the number of Shares as to which, as of the date of such retirement, it has then become exercisable upon the earlier of the Expiration Date or thirty (30) days after the date of such Retirement. The date of Optionee’s Retirement shall be the date Optionee ceases to provide services to the Company regardless of whether Optionee continues on the Company’s payroll for some time thereafter; provided, however, that the Committee may extend said thirty (30) day period for a period not to exceed one (1) year but not in any event beyond the Expiration Date.

ii.          Death or Permanent Disability. If Optionee’s employment is terminated by reason of the death or Permanent Disability (as hereinafter defined) of Optionee and the Expiration Date has not yet occurred, then:

(1)         the Option shall terminate on the date of such employment termination as to the number of Shares for which, as of the date of such employment termination, it has not then become exercisable; and

(2)         the Option shall terminate as to the number of Shares for which, as of the date of such employment termination, it has then become exercisable upon the earlier of the Expiration Date or the first anniversary of the date of such termination of employment. “Permanent Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Optionee shall not be deemed to have a Permanent Disability until proof of the existence thereof shall have been furnished to the Committee in such form and manner, and at such times, as the Committee may require. Any determination by the Committee that Optionee does or does not have a Permanent Disability shall be final and binding upon the Company and Optionee.

iii.          Other Termination. If Optionee’s employment is terminated for any reason other than Retirement, death or Permanent Disability and the Expiration Date has not yet occurred, then:

(1)         the Option shall terminate on the date of such employment termination as to the number of Shares for which, as of such date of employment termination, it has not become exercisable; and

(2)         the Option shall terminate as to the number of Shares for which, as of such date of employment termination, it has become exercisable upon the earlier of the Expiration Date or thirty (30) days after the date of such termination of employment.

iv.          Death Following Termination of Employment. Notwithstanding anything to the contrary in this Option Agreement, if Optionee shall die at any time after the termination of his employment and prior to the earlier of the Expiration Date or the date the Option would terminate as to Shares for which it is then exercisable pursuant to clauses (a)(i) or (iii) above, then, notwithstanding clauses (a)(i) or (iii) above, to the extent that the Option was exercisable on the date of such death, the Option shall terminate on the earlier of the Expiration Date or the first anniversary of the date of such death.

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v.            Other Events Causing Termination of Option. Notwithstanding anything to the contrary in this Option Agreement, the Option shall terminate upon the dissolution or liquidation of the Company.

4.           NONTRANSFERABILITY OF OPTION. This Option shall not be transferable by the Optionee otherwise than by will or the laws of descent or distribution; provided, however, that upon written approval of the Committee, the Optionee may transfer the Option to a tax exempt charitable organization or living trust of which the Optionee is a trustee and which is for the benefit of the Optionee and his/her immediate family, provided that such transferee executes and delivers to the Committee such documents providing that such transferee is bound by the provisions and restrictions hereof as shall be satisfactory to the Committee.

5.           ADJUSTMENTS.

a.           In the event that the Shares then subject to the Option Agreement are increased, decreased or exchanged for or converted into a different number or kind of Shares or securities of the Company as a result of a recapitalization, reclassification, Share dividend, Share split, reverse Share split or the like, then, the Committee shall make appropriate and proportionate adjustments in the number and type of Shares or other securities of the Company that may thereafter be acquired upon the exercise of the Option; provided, however, that any such adjustments in the Option shall be made without changing the aggregate Exercise Price of the then unexercised portion of the Option.

b.           In case of any capital reorganization of the capital stock of the Company (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, provision shall be made so that the Optionee thereafter shall be entitled to receive upon exercise of the Option during the period specified herein and upon payment of the Exercise Price, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the Shares deliverable upon exercise of this Option would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Option had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 5. The foregoing provisions of this Section 5 shall similarly apply to successive reorganizations, consolidations, mergers, sale and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Option. If the per-share consideration payable to Holder for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Option with respect to the rights and interests of Optionee after the transaction, to the end that the provisions of this Option shall be applicable after that event, as near as reasonably may be, in relation to shares or other property (if any) deliverable after that event upon exercise of this Option.

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c.           In the event that (a) in a single transaction or in multiple transactions occurring over less than a twelve month period, more than fifty percent (50%) of the then outstanding shares of stock of the Company shall be transferred or issued to a single buyer or group of buyers having no prior ownership affiliation with the Company, or (b) the Company shall offer its shares for sale through an underwriting conducted as a public offering, then notwithstanding the number of Option Shares that may then be purchased by Optionee under paragraph 1, hereof, the Optionee shall thereafter be entitled to exercise his or her Option with respect to One Hundred Percent (100%) of his or her Option Shares.

6.           EXERCISE. The Option shall be exercisable during Optionee’s lifetime only by Optionee, his guardian or legal representative or a transferee described in paragraph 4, above, and after Optionee’s death, only by the person or entity entitled to do so under Optionee’s last will and testament, testamentary trust, applicable intestate law, or a transferee described in paragraph 4, above. The Option shall be exercised by (a) satisfying the requirements of paragraph 17 hereof, (b) delivering to the Company a written notice (the “Exercise Notice”) of such exercise, which Exercise Notice shall be in a form reasonably satisfactory to the Company and shall specify the number of Shares to be purchased (the “Purchased Shares”) and the aggregate purchase price as determined in accordance with the terms of this Option Agreement (the “Aggregate Price”), and (c) within five (5) days following the delivery of the Exercise Notice (the "Payment Date") making payment in full of the Aggregate Price and withholding required under Paragraph 7, hereof. Payment of the Aggregate Price shall be in cash or by wire transfer or check payable to the Company; provided, however, that payment of the Aggregate Price may instead be made, in whole or in part, by the delivery to the Company on or before the Payment Date of a certificate or certificates representing Shares with a Fair Market Value equal to that portion of the Aggregate Price being paid for with such Shares (or if Shares of the Company are not then evidenced by certificates, other documents reasonably satisfactory to the Company) accompanied by duly executed powers of attorney to transfer the Shares, which delivery effectively transfers to the Company good and valid title to such Shares, free and clear of any pledge, commitment, lien, claim or other encumbrance, provided that:

a.           the Company is not then prohibited from purchasing or acquiring such Shares of the Company by law or any judgment, decree, order or agreement to which it is subject or by which it is bound; and

b.           if such Shares were issued upon exercise of an option, they have been held by Optionee for at least six (6) months from the date of issuance or such shorter period as the Company shall permit.

Subject to paragraph 14 hereof, promptly as practicable following the timely receipt of the Aggregate Price and the withholding payment required under paragraph 7, the Company shall record in its books and records the issuance of the Shares to the Optionee and, if Shares of the Company are then evidenced by certificates, the Company shall issue a certificate in the name of the Optionee representing the number of Shares issued to the Optionee upon exercise of the Option.

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7.           PAYMENT OF WITHHOLDING TAXES. If the Company becomes obligated to withhold an amount on account of any tax imposed as a result of the exercise of the Option, including, without limitation, any federal, state, local or other income tax, or any F.I.C.A., state disability insurance tax or other employment tax, then, as a condition to the exercise of the Option, Optionee shall in the Exercise Notice elect one of the following methods of withholding:

a.           Concurrently with the payment of the Aggregate Price, pay to the Company in cash or by wire transfer such amount as the Company shall determine is required to be withheld;

b.           Concurrently with the payment of the Aggregate Price, tender to the Company Shares theretofore acquired (in the manner described for transferring Shares under the provisions of paragraph 6, hereof), or surrender Shares then being acquired, with an aggregate Fair Market Value equal to the amount of the withholding tax then due as determined by the Company; or

c.           Concurrently with the payment of the Aggregate Price, tender to the Company that portion of the Option rights then vested in, and unexercised by, Optionee which has an Equity Value equal to the amount of withholding tax then due as determined by the Company. The term “Equity Value” shall mean the difference between the then Fair Market Value of Shares subject to the Option rights being tendered less the product of the number of such Shares multiplied by the Exercise Price.

The provisions of subparagraphs (b) and (c) may be illustrated by the following example: Assume the Optionee has, under the Option Agreement, been granted an Option to purchase 1,000 Shares for $2.50 per Share and at the relevant point in time, the Option is 50% vested, the Optionee has not theretofore exercised the Option, and the current Fair Market Value of a Share is $5.00. Accordingly, the Optionee may then purchase up to 500 Shares. The Optionee elects to purchase 400 Shares for a total of $1,000 and is advised by the Company that the withholding tax due is $500. Under subparagraph (b), the Optionee could choose to surrender to the Company 100 of the 400 Shares then being acquired (with a fair market value of $500) in full satisfaction of the withholding obligation. Under subparagraph (c), the Optionee could tender back to the Company the value of the remaining unexercised vested portion of the Option, to wit, the right to acquire 100 Shares. The Equity Value of the right to acquire 100 Shares is $250 ($500 Fair Market Value, less $250 Exercise price). By tendering to the Company, and forever relinquishing the right to acquire, those 100 Shares, the Optionee would receive a credit of $250 against the withholding tax then due of $500 and would remain responsible for the remaining $250 (plus the additional withholding taxes arising from the gain realized upon tendering the Option rights). Such remaining taxes due could be paid, at the Optionee’s election, in accordance with subparagraphs(a) or (b), above, or a combination thereof.

Optionee acknowledges that Optionee has been advised that the Option is not designed to qualify as an incentive stock option as that term is defined under Section 422 of the Internal Revenue Code and therefore, upon the exercise of the Option by Optionee, the Optionee will, for federal and state income tax purposes, realize ordinary income in an amount equal to the excess of the then Fair Market Value of the Purchased Shares over the Exercise Price. “Fair Market Value” is defined in the Plan. Optionee understands that the Internal Revenue Service or Franchise Tax Board may not agree with the Committee’s determination of Fair Market Value as computed in accordance with the Plan and, in such event, either or both of such agencies could assess against Optionee additional taxes, interest, and penalties arising from the exercise of the Option, the payment of which shall be the sole responsibility of Optionee and not the Company. Optionee shall consult with his or her own independent tax advisors with respect to the tax consequences to Optionee of exercising this Option.

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8.           GOVERNING LAW AND INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.           BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

10.          NOTICES. All notices and other communications required or permitted to be given pursuant to this Option Agreement shall be in writing and shall be deemed given if delivered personally or five (5) days after mailing by certified or registered mail, postage prepaid, return receipt requested, in the case of notice to the Company, to the Company at 12744 San Fernando Road, Bldg. 3, Sylmar, California 91342, Attn: President, or, in the case of notice to the Optionee, to the Optionee at his residence address set forth in the records of the Company, or at such other addresses as the Company or the Optionee may designate by written notice in the manner aforesaid.

11.          EMPLOYMENT RIGHTS. No provision of this Option Agreement or of the Option granted hereunder shall:

a.           confer upon Optionee any right to continue in the employ of, or in his or her current arrangement with, the Company or any of its subsidiaries;

b.           affect the right of the Company or any of its subsidiaries and affiliates to terminate the employment of Optionee, or such arrangement, with or without cause; or

c.           confer upon Optionee any right to participate in any employee welfare or benefit plan or other program of the Company or any of its subsidiaries or affiliates other than the Plan. Optionee hereby acknowledges and agrees that the Company or any of its subsidiaries and affiliates may terminate the employment of Optionee at any time and for any reason, or for no reason, unless Optionee and the Company or such subsidiary or affiliates are parties to a written employment agreement that expressly provides otherwise.

12.          INTERPRETATION. At any place in this Option Agreement where the masculine, feminine or neuter gender is used, it may be construed to be either masculine or feminine or neuter, and where the singular or plural is used, it may be construed to be either singular or plural, as appropriate.

13.          RESTRICTION ON TRANSFER OF SHARES. The Optionee covenants and agrees that the Shares issued to Optionee upon exercise of the Option will be acquired as an investment and not with a view to the distribution thereof, and that such Shares may not be transferred, sold, assigned, hypothecated, or otherwise disposed of, in whole or in part, except pursuant to a registration statement filed under the Securities Act of 1933 or pursuant to an exemption therefrom. In that connection, the Optionee acknowledges and understands that, as of the date of this Option Agreement, the Company has not sought registration of any Shares and it is uncertain, and the Company makes no representations as to, whether it will ever register any Shares or list same for quotation on any exchange or other public listing service. Unless the Shares are registered, Optionee understands that he or she may not be able to sell or dispose of the Shares as there will be no public market for them and therefore it may not be possible for the Optionee to liquidate his or her investment in the Shares in the event of need or emergency.

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14.          PARTY TO SHAREHOLDERS AGREEMENT. As a condition to being issued Shares upon the exercise of the Option, the Optionee shall, upon request of the Committee, sign, by counterpart, and become a party to, any shareholders agreement then in effect among the shareholders of the Company or such other agreement which contains similar terms and provisions with respect to restrictions on the sale or other disposition of the Shares.

15.          NO REPRESENTATIONS OF VALUE. Optionee recognizes that the Company is relatively newly organized, has little history of operations, has yet to realize, and may never realize, any earnings, is a speculative venture, and that investment in Shares involves significant risks. Optionee warrants, represents, and acknowledges that the Company has made no representations of any nature or kind to Optionee as to the current or future value, if any, of the Option granted hereunder or of the Shares and that any determination by the Committee or Company of Fair Market Value may not necessarily reflect the price, if any, that the Optionee could, at any particular time, obtain for the Shares if he/she sought to sell all or any portion of the Optionee’s Shares. Optionee further acknowledges that the value of this Option, if any, is dependent, among other things, upon the future growth, development, and profitability of the Company, none of which can be predicted at this time. Optionee understands that this Option has not been reviewed or passed upon by any federal or state agency.

16.          DISCLOSURE STATEMENT. The Company is not required to issue, and does not currently plan on issuing, to the Optionee a disclosure statement concerning the Company, its operations, and the benefits and risks of making an investment in Shares. Nevertheless, if the Company should at any time publicly issue such disclosure statement, Company shall provide a copy of the same to Optionee.

17.          ADDITIONAL EXERCISE REQUIREMENTS. Optionee understands that as a condition to Optionee purchasing Shares hereunder, California law may require that the Committee first satisfy itself that the Optionee has certain financial resources or business/personal relationships with the Company, or that Optionee has sufficient business and financial experience to adequately evaluate the propriety of making an investment in Shares and protecting the Optionee's financial interests. If Optionee is unable to satisfy those requirements, Optionee shall be required to engage a qualified financial advisor of Optionee's choosing to evaluate the propriety of Optionee exercising the Option. To satisfy the foregoing requirements, it will be necessary for the Committee to solicit certain personal and financial information from the Optionee. Accordingly, prior to delivering to the Company an Exercise Notice, Optionee shall request in writing from the Company a Subscription Booklet and the Company shall promptly deliver same to Optionee and include a Purchaser Questionnaire, Statement of Investor Suitability, and Purchaser Representative Questionnaire. At least ten (10) calendar days preceding the date the Optionee delivers an Exercise Notice to the Company, the Optionee shall deliver to Company a fully completed, and duly executed, Subscription Booklet. The right of Optionee to exercise Optionee's Option shall be expressly conditioned upon the satisfaction of the foregoing requirements. Any Exercise Notice given by Optionee without Optionee having complied with the requirements of this Paragraph 17 shall be null and void and of no effect.

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18.          ENTIRE AGREEMENT. This Option Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersedes all prior and collateral agreements, understandings, statements, promises, or agreements, oral or written, with reference to the subject matter hereof. No warranties or representations have been made by either party other than as expressly set forth herein.

IN WITNESS WHEREOF, the Company and the Optionee have caused this agreement to be executed on this ________ day of __________________ 200_.

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:

Title

"Company"

By:

Title

"Optionee"

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